UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

AVALANCHE BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1035 O’Brien Drive, Suite A

Menlo Park, CA 94025

(650) 272-6269

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

The Board of Directors (the “Board”) of Avalanche Biotechnologies, Inc. (the “Company”) has appointed Roman G. Rubio, M.D. as the Company’s Senior Vice President and Head of Translational Medicine, effective as of September 22, 2014.

Dr. Rubio, age 43, joins the Company after eleven years at Genentech, Inc., a biotechnology company and member of the Roche Group (“Genentech”), where he served most recently as Global Head of Ophthalmology from March 2014 until September 2014. In this role, he was responsible for leading clinical development and overseeing medical affairs for the Lucentis® and lampalizumab programs. Prior to this, Dr. Rubio served in Genentech’s Immunology, Infectious Diseases & Ophthalmology business unit in several roles, including Group Director from October 2009 to March 2014, and Medical Director from June 2006 to September 2009. Dr. Rubio received his M.D. from the University of California, San Francisco, an M.B.A. from The Wharton School of the University of Pennsylvania, an M.S. from the University of California, Berkeley, and a B.S. from the University of Notre Dame.

Pursuant to the terms of an offer letter entered into by Dr. Rubio and the Company (the “Offer Letter”), Dr. Rubio will receive an annual base salary of $350,000. Dr. Rubio is also eligible to receive an annual incentive cash bonus targeted at 40% of his actual annual base salary, with the payment amount based upon performance as determined by the Board.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to the approval by the Board, that Dr. Rubio will be granted an option to purchase 180,000 shares of the Company’s common stock (the “Option”) with a per share exercise price equal to the per share closing price of the Company’s common stock on the date of grant. One fourth of the shares subject to the Option will vest and become exercisable on the first anniversary of Dr. Rubio’s employment start date, with the remaining shares vesting and becoming exercisable ratably on a monthly basis over a period of 36 months thereafter, such that the Option would be fully vested and exercisable on the fourth anniversary of Dr. Rubio’s employment start date, subject to Dr. Rubio continuing to provide services to the Company through each vesting date. Under the Offer Letter, Dr. Rubio will also receive a one-time sign-on bonus of $117,845, which will have to be repaid to the Company in full if Dr. Rubio resigns or is terminated for cause within twelve months following his employment start date.

Dr. Rubio will also enter into the Company’s standard change in control severance agreement for executives (the “Severance Agreement”) substantially in the form filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-197133), effective July 30, 2014 (the “Registration Statement”), and an indemnification agreement with the Company in the form filed as Exhibit 10.12 to the Registration Statement (the “Indemnification Agreement”). Under the Severance Agreement, in the event Dr. Rubio is terminated by the Company without cause more than three months prior to, or more than twelve months after, a change in control of the Company, then he will be entitled to nine months of base salary and continued healthcare coverage. In the event that Dr. Rubio is terminated by the Company without cause or resigns for good reason, in each case, within the period commencing three months prior to a change in control and ending on the first anniversary of the change in control, then he will be entitled to 12 months of base salary, continued healthcare coverage, a pro-rated bonus for the year of termination and the accelerated vesting of all outstanding equity awards.

The foregoing descriptions of the material terms of the Offer Letter and the Severance Agreement are qualified in their entirety by the terms of the Offer Letter and Severance Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q. A copy of the press release announcing Dr. Rubio’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company is filing this Current Report on Form 8-K in reliance upon the instruction to Item 5.02(c) of Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On September 23, 2014, the Company issued a press release announcing the appointment of Dr. Rubio as the Company’s Senior Vice President and Head of Translational Medicine. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated September 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2014	AVALANCHE BIOTECHNOLOGIES, INC.

	By:	/s/ Linda C. Bain
Linda C. Bain
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 23, 2014